Exhibit 10.1

Execution Copy

LEAP WIRELESS

July 26, 2011

Pentwater Capital Management LP (“Pentwater LP”)

Pentwater Growth Fund Ltd.

Pentwater Equity Opportunities Master Fund Ltd.

Oceana Master Fund Ltd.

LMA SPC for and on behalf of Map 98 Segregated Portfolio

Ladies and Gentlemen:

Leap Wireless International, Inc., a Delaware corporation (the “Company”) and each of the entities who have signed below (the “Investors”) agree:

1.	Within 1 business day after the Company’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), the Board of Directors of the Company (the “Board”) shall (a) resolve to increase the size of the Board to nine (9) directors, (b) appoint Robert E. Switz and Richard R. Roscitt (the “Nominees”) to the Board and (c) appoint Richard R. Roscitt to the Nominating and Corporate Governance Committee of the Board and also to the Compensation Committee of the Board. The Nominees and the Company shall enter into the Company’s standard form of indemnification agreement with its directors. The Company hereby represents to the Investors that Paula Kruger has informed the Company that she will not stand for election at the 2011 Annual Meeting.

2.	The aforementioned size of the Board may be increased prior to the Company’s 2012 annual meeting of stockholders only with the express written consent of both Nominees (provided they are at that time serving as directors), which consent shall be provided in their sole discretion; provided, however, that the size of the Board may be increased in connection with a merger, equity investment, joint venture, share exchange or other business combination or similar transaction which is approved by the stockholders of the Company. This Section 2 shall terminate in its entirety upon the occurrence of a Change of Control of the Company. The term “Change of Control” shall mean the occurrence of any of the following: (1) any person or entity acquires beneficial ownership of shares of the Company having fifty percent or more of the total number of votes that may be cast for the election of directors of the Company; or (2) the Company (i) consolidates with or merges into any other corporation or any other entity merges into the Company or sells all or substantially all of its assets and (ii) the holders of the Company’s common stock immediately before such transaction own, directly or indirectly, less than fifty percent of the combined voting power of the outstanding voting securities of the entity resulting from such transaction.

3.

The Investors shall support and cause all of the voting securities which they held on the record date and which they are entitled to vote for the election of directors to be voted in favor of each of the Board’s nominees at the 2011 Annual Meeting, and each of the

Investors shall cause all voting securities that it is entitled to vote at the 2011 Annual Meeting (whether held of record or beneficially) to be present for quorum purposes. Pentwater LP shall cause all voting securities (whether held of record or beneficially) for which they or their officers or representatives have been authorized to vote as proxies at the 2011 Annual Meeting to be present for quorum purposes but shall not vote any such shares for Proposal 1 (Election of Directors).

4.	The Investors hereby irrevocably withdraw their letter dated March 10, 2011 providing notice to the Company of their intention to nominate certain individuals for election as directors of the Company at the 2011 Annual Meeting.

5.	The Investors agree that Pentwater LP will dismiss with prejudice the action it has filed in the Delaware Court of Chancery, styled Pentwater Capital Management, LP v. John H. Chapple, et al., C.A. No. 6583-CS (the “Delaware Action”). On behalf of themselves and each of their respective directors, officers, managers, members, and employees, the Company and the Investors hereby release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, “Affiliated Persons,” including, with respect to the Investors, the Nominees), from all claims and demands, rights and causes of action of any kind arising out of or relating to the 2011 Annual Meeting, the nominations for director candidates at the 2011 Annual Meeting, the interpretation of Company’s by-laws as they relate to nomination for directors at the 2011 Annual meeting, the proxy contest in connection with the 2011 Annual Meeting, the Delaware Action and all other actions, and/or any and all claims of any kind, whether asserted or unasserted, known or unknown, that have been, could have been, or may ever be raised in any court, tribunal or proceeding, by or against the Company or the Investors or any of their respective Affiliated Persons, including without limitation any claim for attorneys fees or expenses, from the beginning of time through the date of this release. Notwithstanding anything to the contrary in this paragraph, the Company and the Investors do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

6.	The Company and Investors will issue a mutually agreed joint press release. Neither the Company nor the Investors will make any public statements that are inconsistent with, or otherwise contrary to, the statements in the press release. The Investors and the Company each agree not to publicly disparage, or criticize the business or any current or former officers, employees, directors of the other; provided, however, that nothing in this sentence is intended to preclude the Investors from timely nominating individuals to serve as directors for the 2012 Annual Meeting and thereafter the provisions of this paragraph shall not apply.

7.	The Company agrees to reimburse the Investors in an amount up to $750,000.00 for its expenses incurred in connection with its nomination of directors to the Board, the proxy contest in connection with the 2011 Annual Meeting, the Delaware Action and the negotiation of this Agreement.

8.	This agreement constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This agreement shall be governed by Delaware law.

If the terms of this agreement are in accordance with your understandings with the Company, please sign and return the enclosed duplicate of this agreement, whereupon this agreement shall constitute a binding agreement among us.

Very truly yours,

LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ Robert J. Irving, Jr.
Name: Robert J. Irving, Jr.
Title: Senior Vice President and General Counsel

Acknowledged and agreed to as of the date

first written above:

PENTWATER CAPITAL MANAGEMENT LP

By:	/s/ Matthew Halbower
Name: Matthew Halbower
Title: Chief Executive Officer and Chief Investment Officer

PENTWATER GROWTH FUND

By:	/s/ Matthew Halbower
Name: Matthew Halbower
Title: Chief Executive Officer and Chief Investment Officer

PENTWATER EQUITY OPPORTUNITIES MASTER FUND LTD.

By:	/s/ Matthew Halbower
Name: Matthew Halbower
Title: Chief Executive Officer and Chief Investment Officer

OCEANA MASTER FUND LTD.

By:	/s/ Matthew Halbower
Name: Matthew Halbower
Title: Chief Executive Officer and Chief Investment Officer

LMA SPC FOR AND ON BEHALF OF MAP 98 SEGREGATED PORTFOLIO

By:

By:	/s/ Matthew Halbower

Name: Matthew Halbower
Title: Chief Executive Officer and Chief Investment Officer